EXHIBIT 1.1

$405,000,000

GRANITE BROADCASTING CORPORATION

9 3/4% Senior Secured Notes due 2010

Purchase Agreement

December 8, 2003

J.P. Morgan Securities Inc.
As Representative of the
several Initial Purchasers listed
in Schedule 1 hereto
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

        Granite Broadcasting Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to the several Initial Purchasers listed in Schedule 1 hereto (the "Initial Purchasers"), for whom you are acting as representative (the "Representative"), $405,000,000 principal amount of its 9 3/4% Senior Secured Notes due 2010 (the "Notes"). The Notes will be issued pursuant to an Indenture to be dated as of December 22, 2003 (the "Indenture") among the Company, the guarantors listed in Schedule 2 hereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee"), and will be guaranteed on a senior secured basis by each of the Guarantors (the "Guarantees," and together with the Notes, the "Securities").

        The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated November 24, 2003 (the "Preliminary Offering Memorandum") and will prepare an offering memorandum dated the date hereof (the "Offering Memorandum") setting forth information concerning the Company, the Securities and the collateral securing the Notes. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Offering Memorandum.

        Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, to be dated the Closing Date (as defined below) and substantially in the form attached hereto as Exhibit I (the "Registration Rights Agreement"), pursuant to which the Company and the Guarantors will agree to file one or more registration statements with the Securities and Exchange Commission (the "Commission") providing for the registration under the Securities Act of the Securities or the Exchange Securities referred to (and as defined) in the Registration Rights Agreement.

        Except as otherwise provided herein, the Securities will be secured by liens on certain real property of the Company and the Guarantors set forth on Schedule 3 (each, a "Mortgaged Property" and together, the "Mortgaged Properties") and certain other assets of the Company as described in the Offering Memorandum (the "Pledged Collateral"), and documented by the mortgages, deeds of trust or deeds to secure debt (or assignments of certain existing mortgages and deeds of trust to the Trustee and amendments, modifications or restatements thereof) (the "Mortgages") evidencing the liens on the Mortgaged Properties and by the other documents set forth on Schedule 4 evidencing and/or relating to the liens on the Pledged Collateral (together with the Mortgages, the "Collateral Documents"). Except as otherwise provided herein, the collateral pledged to secure the Securities will consist of substantially all of the assets of the Company and its subsidiaries, subject to limitations imposed by the Federal Communications Commission (the "FCC") or any other applicable law; in any event, the collateral will include all of the assets of the Company and its subsidiaries securing the Credit Agreement (as defined below). The issuance and sale of the Securities, the use of proceeds thereof and the securing of the Securities pursuant to the Collateral Documents are sometimes collectively referred to herein as the "Transactions."

        On the Closing Date (as defined herein), the Company will use the proceeds from the sale of the Securities to (i) repay all borrowings under the Amended and Restated Credit Agreement, dated as of April 30, 2002, among the Company, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and the lenders party thereto (as amended, the "Credit Agreement"), (ii) to redeem the Company's 10 3/8% senior subordinated notes due May 15, 2005 and its 9 3/8% senior subordinated notes due December 1, 2005 (collectively, the "Redeemed Notes"), (iii) to make payments pursuant to a tender offer for all of its outstanding 8 7/8% senior subordinated notes due May 15, 2008 (the "8 7/8% Notes") and (iv) for any other purpose described in the "Use of Proceeds" in the Offering Memorandum.

        The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:

        1.    Purchase and Resale of the Securities.    (a) The Company agrees to issue and sell the Notes to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Notes set forth opposite such Initial Purchaser's name in Schedule 1 hereto at a price equal to 97.25% of the gross proceeds thereof set forth opposite such Initial Purchaser's name on Schedule 1 hereto plus accrued interest, if any, from December 22, 2003 to the Closing Date. The Company will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

        (b)   The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Offering Memorandum. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

          (i)    it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a "QIB") and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

          (ii)   it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act ("Regulation D") or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

          (iii)  it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:

            (A)  within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act ("Rule 144A") and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or

            (B)  in accordance with the restrictions set forth in Annex A hereto.

        (c)   Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(f) and 5(g), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above (including Annex A hereto), and each Initial Purchaser hereby consents to such reliance.

        (d)   The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

        2.    Payment and Delivery.    (i) Payment for and delivery of the Securities will be made at the offices of Cahill Gordon & Reindel llp at 10:00 A.M., New York City time, on December 22, 2003, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the "Closing Date".

        (a)   Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representative against delivery to the nominee of The Depository Trust Company, for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the "Global Note"), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representative not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

        3.    Representations and Warranties of the Company and the Guarantors.    The Company and the Guarantors jointly and severally represent and warrant to each Initial Purchaser that:

        (a)    Offering Memorandum.    The Preliminary Offering Memorandum, as of its date, did not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum and the Offering Memorandum.

        (b)    Financial Statements.    The financial statements and the related notes thereto included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed in the notes to such financial statements; and the other financial information included in the Preliminary Offering Memorandum and the Offering Memorandum has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby.

        (c)    No Material Adverse Change.    Since the date of the most recent financial statements of the Company included in the Preliminary Offering Memorandum and the Offering Memorandum, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (other than the Company's October 30, 2003 borrowing of the remaining $25 million under its senior credit agreement, the October 1, 2003 accrual of a semiannual dividend on the outstanding shares of the Company's Preferred Stock and the exercise of certain employee stock options and awards) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise specifically disclosed in the Preliminary Offering Memorandum and the Offering Memorandum.

        (d)    Organization and Good Standing.    The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company and the Guarantors of their obligations under the Securities and the Guarantees (a "Material Adverse Effect"). For the avoidance of doubt and without limiting the foregoing, for the purposes of this Agreement, any default, termination or violation (or receipt of notice of any such default, termination or violation) of any network affiliation agreement, FCC License (as defined herein) or material programming agreement shall constitute a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 2 to this Agreement.

        (e)    Capitalization.    The Company has an authorized capitalization as set forth in the Preliminary Offering Memorandum and the Offering Memorandum under the heading "Capitalization"; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (other than liens and security interests created in connection with the Credit Agreement, all of which shall be released as of the Closing Date, restrictions under the 8 7/8% indenture, restrictions under the 10 3/8% indenture, restrictions under the 9 3/8% indenture and restrictions on transfer imposed by FCC requirements).

        (f)    Due Authorization.    The Company and each of the Guarantors have full right, power and authority to execute and deliver this Agreement, the Securities, the Indenture (including each Guarantee set forth therein), the Exchange Securities, the Registration Rights Agreement and each of the Collateral Documents (collectively, the "Transaction Documents") and to perform their respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents by the Company and each of the Guarantors signatory thereto and the consummation of the transactions contemplated thereby by such parties has been duly and validly taken.

        (g)    The Indenture.    The Indenture has been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance or transfer, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (collectively, the "Enforceability Exceptions"); and on the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

        (h)    The Notes and the Guarantees.    The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered by the Company as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

        (i)    The Exchange Securities.    On the Closing Date, the Exchange Securities (including the related guarantees) will have been duly authorized by the Company and each of the Guarantors and, when duly executed, authenticated, issued and delivered by the Company as contemplated by the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, as issuer, and each of the Guarantors, as guarantor, enforceable against the Company and each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture and Collateral Documents.

        (j)    Purchase and Registration Rights Agreements.    This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors; and the Registration Rights Agreement has been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the Enforceability Exceptions, and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

        (k)    The Collateral Documents.    Each Collateral Document has been duly authorized, executed and delivered, to the extent a party thereto, by the Company and each of the Guarantors and each such Collateral Document constitutes a valid and legally binding agreement of such parties enforceable against such parties in accordance with its terms, subject to the Enforceability Exceptions. The Mortgages, once executed and delivered in connection with the sale of the Securities and when properly recorded and indexed with the proper governmental authorities (together with payment of the appropriate filing or recording fees and any applicable taxes) and the fixture filings when delivered and filed as required by law to perfect a security interest with respect to fixtures in the real property subject to each such Mortgage, will create, in favor of the Trustee for the benefit of the Secured Parties (as defined in the Collateral Documents), including the Trustee on behalf of the holders of the Notes, (i) valid and enforceable mortgage liens on such real property (subject to the Enforceability Exceptions) and (ii) perfected security interests in such fixtures or other personal property subject only to the Permitted Collateral Liens (as defined under the caption "Description of notes" in the Preliminary Offering Memorandum and the Offering Memorandum). The other Collateral Documents, once executed and delivered in connection with the sale of the Securities, will create in favor of the Trustee for the benefit of the Secured Parties, including the Trustee on behalf of the holders of the Securities, valid and enforceable security interests in the rights of the Company in the personal property in which a security interest is purported to be granted under the Collateral Documents and, upon the filing of appropriate Uniform Commercial Code financing statements and the taking of the other actions described in the Collateral Documents, the security interests in the rights of the Company in such personal property will be perfected subject only to Permitted Liens (as defined under the caption "Description of notes" in the Preliminary Offering Memorandum and the Offering Memorandum).

        (l)    Transfer of Collateral.    The Company and the Guarantors collectively own, have rights in or have the power to transfer rights in the Collateral, free and clear of any Liens other than (i) the security interests granted pursuant to the Collateral Documents and (ii) Liens expressly permitted to exist on the Collateral under the Indenture.

        (m)    Pledged Stock.    All of the Pledged Stock (as defined in the Collateral Documents) is certificated and exists as of the date hereof.

        (n)    Descriptions of the Transaction Documents.    Each Transaction Document conforms in all material respects to the description thereof, if any, contained in the Preliminary Offering Memorandum and the Offering Memorandum.

        (o)    No Violation or Default.    Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, FCC License, network affiliation agreement, programming agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation (including, without limitation, the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act"), and the rules and regulations of the FCC thereunder) of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company or any Guarantor, none of the facilities used in connection with the Company's or any of its subsidiaries' television broadcasting operations (including, without limitation, the transmitter and tower sites owned or used by the Company or any subsidiary thereof) violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the present uses thereof by the Company or its subsidiaries.

        (p)    No Conflicts.    The execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities (including the Guarantees) and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the execution, delivery and performance of the Collateral Documents) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement, FCC License, network affiliation agreement, material programming agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation (including, without limitation, the Communications Act and the rules and regulations of the FCC thereunder) of any court or arbitrator or governmental or regulatory authority, except (x) in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect and (y) in the case of clause (i) above, for those liens in favor of the Senior Secured Parties pursuant to the Collateral Documents.

        (q)    No Consents Required.    Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 1(b), no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority (including, without limitation, the FCC) is required for the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities (including the Guarantees) and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the execution, delivery and performance of the Collateral Documents), except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required (i) under applicable state securities laws in connection with the purchase and resale of the Securities by the Initial Purchasers, (ii) with respect to the Exchange Securities (including the related guarantees) under the Securities Act, the Trust Indenture Act of 1939 and applicable state or foreign securities laws as contemplated by the Registration Rights Agreement, (iii) the recording, re-recording or filing of the Collateral Documents (as appropriate under applicable law) and (iv) with respect to the exercise of remedies under the Collateral Documents..

        (r)    Legal Proceedings.    Except as described in the Preliminary Offering Memorandum and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Company and each of the Guarantors, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

        (s)    Independent Accountants.    Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

        (t)    Title to Real and Personal Property.    The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries (including, without limitation, all real property and personal property to be mortgaged or in which a security interest is to be granted pursuant to the Collateral Documents and all leased real property to be mortgaged pursuant to the Mortgages), in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) exist under the Credit Agreement (which shall be released or terminated as of the Closing Date or substantially concurrent therewith); provided, however, in the case of all items of real and personal property that constitute Collateral, only those liens, encumbrances, claims and defects and imperfections of title that constitute Permitted Collateral Liens (as defined under the caption "Description of notes" in the Preliminary Offering Memorandum and the Offering Memorandum) shall be permitted against the Collateral.

        (u)    Title to Intellectual Property.    The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses for intellectual property and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses does not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others.

        (v)    Collateral.    The collateral pledged to secure the Securities consists of substantially all of the assets of the Company and its subsidiaries, subject to limitations imposed by the FCC or any other applicable law; in any event, the Collateral will include all of the assets of the Company and its subsidiaries securing the Credit Agreement.

        (w)    FCC Licenses and Approvals.

          (i)    The Company and each of its subsidiaries has all requisite power and authority and necessary licenses, authorizations, waivers and permits (the "FCC Licenses") required under the Communications Act or federal or state laws to own and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted.

          (ii)   Each such FCC License which is materially necessary to the operation of the business of the Company or any of its subsidiaries is validly issued and in full force and effect and constitutes, in all material respects, all of the authorization from any communications regulatory commission, agency, department, board or authority (including, without limitation, the FCC) necessary for the operation of such Person's business in the same manner as it is presently conducted and as proposed to be conducted. The FCC Licenses have no restrictions or qualifications (other than standard restrictions or qualifications usually pertaining to similar licenses) that would, singly or in the aggregate, have a Material Adverse Effect.

          (iii)  Except as disclosed in the Preliminary Offering Memorandum and the Offering Memorandum, the Company and each of its subsidiaries has taken all material actions and performed all of their material obligations that are necessary to maintain such FCC Licenses without adverse modification or impairment.

          (iv)  None of the FCC Licenses requires that any present stockholder, director, officer or employee of the Company or any subsidiary thereof remain a stockholder or employee of such Person, or that any transfer of control of such Person must be approved by any public or governmental body other than the FCC.

          (v)   Except as disclosed in the Preliminary Offering Memorandum and the Offering Memorandum, neither the Company nor any of its subsidiaries is a party to or has, nor do the Company's named executive officers (as such term is defined under Item 402(a)(3) of Regulation S-K) have, knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any such Person.

          (vi)  Neither the Company nor any of its subsidiaries has any reason to believe (other than in connection with there being no legal assurance thereof) that the FCC Licenses held by the Company or its subsidiaries will not be renewed in the ordinary course. The Company and each of its subsidiaries had filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Licenses and is maintaining all records and information necessary for filing such material reports, applications, documents, instruments and information.

          (vii) With respect to any broadcast radio or television station owned by the Company or any of its subsidiaries, each report and certification filed with the FCC pursuant to 47 C.F.R. § 73.3615 (or any comparable reports filed pursuant to any successor regulation) filed by the Company or any of its subsidiaries with the FCC was true, correct and complete in all material respects as of the date of such filing.

        (x)    Network Affiliation Agreements.    The network affiliation agreements between each of the broadcast television stations owned or operated by the Company, on the one hand, and each of the Networks, on the other hand, (the "Network Affiliation Agreements") have been duly authorized, executed and delivered by the Company (or a wholly owned subsidiary thereof) and constitute valid and legally binding agreements of the respective parties thereto and the description of such network affiliation agreements contained in the Offering Memorandum is a fair and accurate summary thereof. The Company has not received any notice of (or notice alleging) default, non-compliance or future termination with respect to any Network Affiliation Agreement. For purposes of this Agreement, "Network" shall mean one or more of NBC, American Broadcasting Company, CBS, Inc., WB Television Network, Fox Broadcasting Company or United Paramount Network, or an affiliate of any of the preceding.

        (y)    Investment Company Act.    Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Memorandum none of them will be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, "Investment Company Act").

        (z)    Taxes.    The Company and its subsidiaries have paid all material federal, state, local and foreign taxes and filed all material tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Preliminary Offering Memorandum and the Offering Memorandum, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, which, if determined adversely to the Company or such subsidiary would have a Material Adverse Effect.

        (aa)    Licenses and Permits.    The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities or bodies (including, without limitation, the FCC) that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Preliminary Offering Memorandum and the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as specifically disclosed in the Preliminary Offering Memorandum and the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. Except as described in the Preliminary Offering Memorandum and the Offering Memorandum, no event has occurred that permits, or with notice or lapse of time or both would permit, and no legal governmental proceeding has been instituted or threatened that could cause, and the Company has not received notice that any person alleges any conflict that could cause, the revocation or termination of any of the FCC Licenses or that might result in any other impairment or modification of the rights of the Company or any of its subsidiaries thereof that in any such case would, singly or in the aggregate, have a Material Adverse Effect. The Company has no reason to believe that any FCC License will not be renewed in the ordinary course.

        (bb)    No Labor Disputes.    No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company and each of the Guarantors, is contemplated or threatened, other than those which would not be reasonably expected to have a Material Adverse Effect.

        (cc)    Compliance With ERISA.    Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no "accumulated funding deficiency" as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

        (dd)    Accounting Controls.    The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (ee)    Compliance with Sarbanes-Oxley Act of 2002.    The Company and, to the Company's knowledge, the officers and directors of the Company, in their capacities as such, are in compliance in all material respects with, and have complied with, the provisions, to the extent effective, of the Sarbanes-Oxley Act of 2002 and the rules and regulations in connection therewith that are applicable to the Company, including without limitation Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

        (ff)    Insurance.    The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance and broadcasters errors and omissions insurance, which insurance is in amounts and insures against such losses and risks as are customarily carried by businesses of the size and character of such entities; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

        (gg)    No Unlawful Payments.    Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company and each of the Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

        (hh)    Solvency.    Immediately after the Closing Date and after giving effect to the Transactions, the Company and each of its subsidiaries will be Solvent. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date with respect to the Company and each of its subsidiaries (i) the present fair market value (or present fair saleable value) of the assets of the Company and of the Company and its subsidiaries taken as a whole is, in each case, not less than the total amount required to pay the liabilities of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and the Company and its subsidiaries taken as a whole are, in each case, able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business taking into account the timing of and amounts of cash to be received by such entity and the timing of and amounts of cash to be payable on or in respect of the debt and the other liabilities, contingent obligations and commitments of such entity; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement and the Offering Memorandum, neither the Company nor any such subsidiary is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) neither the Company nor any such subsidiary is engaged in any business or transaction, and neither the Company nor any such subsidiary proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company and each such subsidiary is engaged; and (v) neither the Company nor any such subsidiary is a defendant in any civil action that would reasonably be expected to result in a judgment that the Company or any such subsidiary is or would become unable to satisfy.

        (ii)    No Restrictions on Subsidiaries.    Immediately after the Closing Date and after giving effect to the Transactions, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's properties or assets to the Company or any other subsidiary of the Company.

        (jj)    No Broker's Fees.    Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Securities.

        (kk)    Rule 144A Eligibility.    On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

        (ll)    No Integration.    Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act absent an exemption.

        (mm)    No General Solicitation or Directed Selling Efforts.    None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act ("Regulation S"), and all such persons have complied with the offering restrictions requirement of Regulation S.

        (nn)    Securities Law Exemptions.    Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex A hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

        (oo)    No Stabilization.    Neither the Company nor any of the Guarantors has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

        (pp)    Margin Rules.    Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

        (qq)    Forward-Looking Statements.    No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Preliminary Offering Memorandum and the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

        (rr)    Statistical and Market Data.    The statistical and market-related data included in the Preliminary Offering Memorandum and the Offering Memorandum is based on or derived from sources that are reliable and accurate in all material respects.

        (ss)    Exchange Act Filings.    There is no contract or other document to which the Company or any Subsidiary is a party required to be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or any subsequent Exchange Act filings prior to the date hereof that has not been so filed as required.

        (tt)    Designation as Designated Senior Debt.    The Company has taken all actions necessary for the Notes to be designated as Designated Senior Debt (as such term is defined in the indenture governing the Company's outstanding 8 7/8% Senior Subordinated Notes due May 15, 2008 (the "8 7/8% Notes Indenture")) under the 8 7/8% Notes Indenture.

        (uu)    Perfection Certificate.    The perfection certificate and schedules thereto, in the form of Exhibit II hereof, is true and complete in all material respects as of the date hereof.

        4.    Further Agreements of the Company and the Guarantors.    The Company and each of the Guarantors jointly and severally covenant and agree with each Initial Purchaser that:

        (a)    Delivery of Copies.    The Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

        (b)    Amendments or Supplements.    Before making or distributing any amendment or supplement to the Preliminary Offering Memorandum or the Offering Memorandum, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed amendment or supplement for review, and will not distribute any such proposed amendment or supplement to which the Representative reasonably objects.

        (c)    Notice to the Representative.    The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of the Preliminary Offering Memorandum or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the earlier of the completion of the Exchange Offer (as defined in the

Registration Rights Agreement) and the time when no Initial Purchaser holds any unsold allotment of Notes, as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of the Preliminary Offering Memorandum or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

        (d)    Ongoing Compliance of the Offering Memorandum.    If at any time prior to the earlier of the completion of the Exchange Offer (as defined in the Registration Rights Agreement) and the time when no Initial Purchaser holds any unsold allotment of Notes (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

        (e)    Blue Sky Compliance.    The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

        (f)    Clear Market.    During the period from the date hereof through and including the date that is 90 days after the date hereof, the Company and each of the Guarantors will not, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year.

        (g)    Use of Proceeds.    The Company will apply the net proceeds from the sale of the Securities as described in the Offering Memorandum under the heading "Use of Proceeds".

        (h)    Supplying Information.    While the Securities remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company and each of the Guarantors will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        (i)    PORTAL and DTC.    The Company will assist the Initial Purchasers in arranging for the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market securities in accordance with the rules and regulations adopted by the National

Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market and for the Securities to be eligible for clearance and settlement through The Depository Trust Company ("DTC").

        (j)    No Resales by the Company.    Until the earlier of two years (or such lesser period required by Rule 144(k) in the event Rule 144(k) under the Securities Act is amended) after the Closing Date and issuance of the Exchange Securities, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

        (k)    No Integration.    Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

        (l)    No General Solicitation or Directed Selling Efforts.    None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

        (m)    No Stabilization.    Neither the Company nor any of the Guarantors will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

        (n)    Post-Closing Obligations.    To the extent that consents are required from third parties in order to grant or perfect a Lien on any leasehold Mortgaged Property identified in Schedule 5 and such consents are not obtained prior to the Closing Date, the Company and the Guarantors shall have 90 days after the Closing Date to obtain any such consent and if so obtained, the Company and the Guarantors shall provide, within such 90 day period, to the Trustee and the Initial Purchasers all of the other documents, instruments, policies, opinions and items, etc. set forth in clauses (i) through (ix) of Section 5(n) and a legal opinion respecting such leasehold Mortgaged Property in form and substance satisfactory to Initial Purchasers and Trustee and otherwise complying with Section 5(i); provided, however, that if a third party does not so consent, after commercially reasonable efforts on the part of the Company and the Guarantors, as the case may be, then neither the Company nor the Guarantors, as the case may be, will be required to grant or perfect a Lien on such leasehold Mortgaged Property (nor will they be required to take any of the actions set forth in Section 5(i) or clauses (i) through (ix) of Section 5(n)). This Section 4(n) shall survive the Closing Date.

        5.    Conditions of Initial Purchasers' Obligations.    The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company and each of the Guarantors of their respective covenants and other obligations hereunder and to the following additional conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company and the Guarantors contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company, the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

        (b)    No Downgrade.    Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors by any "nationally recognized statistical rating organization", as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company or any of the Guarantors (other than an announcement with positive implications of a possible upgrading).

        (c)    No Material Adverse Change.    Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(c) hereof shall have occurred or shall exist, which event or condition is not specifically disclosed in the Offering Memorandum (excluding any amendment or supplement thereto), and the effect of which in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.

        (d)    Officer's Certificate.    The Representative shall have received on and as of the Closing Date a certificate of an executive officer of the Company and of each Guarantor who has specific knowledge of the Company's or such Guarantor's financial matters and is satisfactory to the Representative (i) confirming that such officer has carefully reviewed the Offering Memorandum and, to the best knowledge of such officer, the representation set forth in Section 3(a) hereof is true and correct, (ii) confirming that the other representations and warranties of the Company and the Guarantors in this Agreement are true and correct and that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

        (e)    Comfort Letters.    On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Preliminary Offering Memorandum and the Offering Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off" date no more than three business days prior to the Closing Date.

        (f)    Opinion of Counsel for the Company.    Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, shall have furnished to the Representative, at the request of the Company, their written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex B hereto.

        (g)    Opinion of Counsel for the Initial Purchasers.    The Representative shall have received on and as of the Closing Date an opinion of Cahill Gordon & Reindel llp, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

        (h)    Opinion of FCC Counsel for the Company.    Akin Gump Strauss Hauer & Feld LLP, FCC counsel for the Company, shall have furnished to the Representative, at the request of the Company, their written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex C hereto.

        (i)    Opinions of Local Counsel.    The Initial Purchasers shall have received the opinions of the following counsel, each in form and substance reasonably satisfactory to the Initial Purchasers (together with such assumptions, qualifications and exceptions reasonably acceptable to the Initial Purchasers), dated as of the Closing Date and addressed to the Initial Purchasers, with respect to the Collateral Documents and related legal matters as the Initial Purchasers may require:

          (i)    Beers Mallers Backs & Salin, LLP (Indiana)

          (ii)   Bond, Schoeneck & King, PLLC (New York)

          (iii)  Farella Braun + Martel LLP (California)

          (iv)  Fryberger, Buchanan, Smith & Frederick, P.A. (Minnesota)

          (v)   Honigman Miller Schwartz and Cohn LLP (Michigan)

          (vi)  Husch & Eppenberger, LLC (Illinois)

        (j)    No Legal Impediment to Issuance.    No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees.

        (k)    Good Standing.    The Representative shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

        (l)    Registration Rights Agreement.    On the Closing Date, the Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and each of the Guarantors.

        (m)    Perfection Certificate.    The Initial Purchasers shall have received a perfection certificate, substantially in the form of Exhibit II duly completed and executed by the Company.

        (n)    Security Documents.    Subject to Section 4(n) hereof, in accordance with the terms of the Indenture, the Initial Purchasers and the Trustee shall have received each of the following documents, which shall be reasonably satisfactory in form and substance to the Initial Purchasers, the Trustee and each of their respective counsel with respect to each Mortgaged Property and the Pledged Collateral, as appropriate:

          (i)    a Mortgage encumbering the Company's fee interest or leasehold interest, as the case may be, in each Mortgaged Property, duly executed and acknowledged by the Company, in form for recording in the appropriate recording office of the political subdivision where such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required under applicable law in connection with the recording or filing thereof and any other instruments (including, inter alia, UCC-1 financing statements) required under applicable law to grant the liens and security interests purported to be granted by each such Mortgage, which Mortgages, financing statements and other instruments shall be effective to create a Lien on such Mortgaged Property in favor of the Trustee, subject to no Liens other than Prior Liens (as defined in each Mortgage);

          (ii)   such consents, approvals, amendments, supplements, estoppels, or other instruments as shall be reasonably necessary in order for the owner or holder of the fee interest or leasehold interest to grant the Lien contemplated by the Mortgage with respect to each Mortgaged Property;

          (iii)  with respect to each Mortgage, a policy of title insurance insuring the lien of such Mortgage as a valid mortgage lien on the real property and improvements affixed thereto which by applicable law constitute real property described therein or the leasehold interest therein, if applicable, with the priority contemplated in the Offering Memorandum, in respect of the Notes in an amount not less than the amount set forth on Schedule 6 hereto and which policy shall (A) be issued by a title insurer reasonably acceptable to the Trustee and Initial Purchasers, (B) have been supplemented by such endorsements as shall be reasonably requested by the Initial Purchasers including, without limitation, endorsements or other items relating to usury, first loss, last dollar, public road access (if available), contiguity (where appropriate), survey, doing business, subdivision map, separate tax lot, lender non-imputation and so-called comprehensive coverage over covenants and restrictions, provided, however, no survey or comprehensive endorsements shall be required with respect to the title policies insuring the Mortgages encumbering (1) any leasehold Mortgaged Property and (2) the owned Mortgaged Property upon which the studio or office improvements for stations WTVH, KBJR and KSEE are located and (C) contain only such exceptions to title as are customarily acceptable or otherwise shall be reasonably agreed to by the Initial Purchasers prior to the Closing Date with respect to each such Mortgaged Property;

          (iv)  with respect to each owned Mortgaged Property (other than the owned Mortgaged Property upon which the studio or office improvements for stations WTVH, KBJR and KSEE are located), an existing survey together with affidavits of no change which shall be sufficient for the title insurance company to issue the so-called comprehensive endorsement required under subparagraph (iii) hereof and to remove the standard survey exception from such policy;

          (v)   policies or certificates of insurance as required by each Collateral Document, which policies or certificates shall bear endorsements of the character required by such Collateral Document;

          (vi)  UCC, judgment and tax lien searches confirming that the personal property comprising a part of each Mortgaged Property or the Pledged Collateral is subject to no Liens other than (x) Liens created in connection with the Credit Agreement, all of which shall be released as of the Closing Date or (y) any Liens permitted by the Collateral Documents and the Indenture;

          (vii) such affidavits, certificates and instruments of indemnification in favor of the title insurance company as shall be reasonably and customarily required to induce the title insurance company to issue the policy or policies contemplated in subparagraph (iii) above;

          (viii) checks payable to the appropriate public officials in payment of all recording costs and transfer taxes (or checks or wire transfers to the title insurance company in respect of such amounts) due in respect of the execution, delivery or recording of the Mortgages, together with a check or wire transfer for the title insurance company in payment of its premium, search and examination charges, applicable survey costs and any other amounts then due in connection with the issuance of its policies;

          (ix)  copies of all Leases (as defined in the Mortgages), all of which Leases shall be satisfactory to the Initial Purchasers;

          (x)   a certificate of the Company, dated the Closing Date, signed on behalf of the Company by its President or any Senior Vice President and the Chief Financial Officer, to the effect that the Company has performed all covenants and agreements described in this Section 5(n) and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder;

          (xi)  to the extent necessary in order to perfect the security interest in that portion of the Collateral constituting deposit accounts within the meaning of Section 9-102(a)(29) of the UCC, deposit account control agreements (each a "Control Agreement") each substantially in the form of Exhibit 5 to the Security Agreement (as defined in the Indenture) and satisfying the control requirement of Section 9-104(a)(2) of the UCC;

          (xii) Control Agreements (as defined in the Security Agreement) from all securities intermediaries with respect to all securities accounts and securities entitlements of the Company and each Guarantor;

          (xiii) certificates representing all Pledged Securities (as defined in the Security Agreement), together with executed and undated stock powers and/or assignments in blank;

          (xiv) instruments representing all intercompany Indebtedness (as defined in the Indenture) payable to the Company or any of its subsidiaries, together with executed and undated instruments of assignment endorsed in blank;

          (xv) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable), the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Trustee's sole discretion, to grant to the Trustee a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Collateral Liens (as defined in the Indenture);

          (xvi) each of the Collateral Documents other than the Mortgages executed by the Company and each other party thereto, and each such document shall be in full force and effect; and

          (xvii) evidence that all other actions reasonably necessary or, in the opinion of the Trustee, desirable to perfect the security interest created by the Collateral Documents have been taken.

        (o)    Payoff Letter.    The Initial Purchasers shall have received a letter from Goldman Sachs Credit Partners L.P., as administrative agent under the Credit Agreement, in form and substance reasonably satisfactory to the Representative, stating the amount owed under the Credit Agreement as of the Closing Date and stating that upon payment of such amount (i) the Company will be relieved of all obligations and liabilities under the Credit Agreement, (ii) all liens and security interests under the Credit Agreement will be released and (iii) Goldman Sachs Credit Partners L.P., as administrative agent, will execute any documents necessary to provide the Company and its subsidiaries with the full release described above in clauses (i) and (ii).

        (p)    Credit Agreement Payoff.    As of the Closing Date or substantially concurrent therewith, the Company shall have repaid all amounts outstanding under, and terminated all commitments pursuant to the Credit Agreement.

        (q)    Redemption and Purchase of Notes.    As of the Closing Date, the Company shall have: (i) provided the redemption notice required by the indentures governing the Redeemed Notes, (ii) deposited sufficient cash with each trustee under the indentures governing the Redeemed Notes to pay the redemption price for all outstanding Redeemed Notes and (iii) deposited sufficient cash into a sub-account of the Collateral Account (as defined in the Indenture) to purchase at par all of the outstanding 8 7/8% Notes, plus accrued and unpaid interest through January 8, 2004.

        (r)    PORTAL and DTC.    The Securities shall have been approved by the NASD for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC.

        (s)    Additional Documents.    On or prior to the Closing Date, the Company and the Guarantors shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

        All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers. The opinions as set forth in Sections 5(f), (h) and (i) shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

        6.    Indemnification and Contribution.

        (a)    Indemnification of the Initial Purchasers.    The Company and each of the Guarantors jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein; provided, that with respect to any such untrue statement in or omission from the Preliminary Offering Memorandum, the indemnity agreement contained in this paragraph (a) shall not inure to the benefit of any Initial Purchaser to the extent that the sale to the person asserting any such loss, claim, damage or liability was an initial resale by such Initial Purchaser and any such loss, claim, damage or liability of or with respect to such Initial Purchaser results from the fact that both (i) a copy of the Offering Memorandum was not sent or given to such person at or prior to the written confirmation of the sale of such Securities to such person and (ii) the untrue statement in or omission from such Preliminary Offering Memorandum was corrected in the Offering Memorandum unless, in either case, such failure to deliver the Offering Memorandum was a result of non-compliance by the Company with the provisions of Section 4 hereof.

        (b)    Indemnification of the Company.    Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of the Guarantors and each person, if any, who controls the Company or any of the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum and the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: the information contained in the third paragraph, the fourth and fifth sentences of the ninth paragraph, and the tenth paragraph under the heading "Plan of Distribution."

        (c)    Notice and Procedures.    If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the "Indemnified Person") shall promptly notify the person against whom such indemnification may be sought (the "Indemnifying Person") in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 6 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 6. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 6 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded, upon advice of counsel, that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities Inc. and any such separate firm for the Company, the Guarantors and any control persons of the Company and the Guarantors shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

        (d)    Contribution.    If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        (e)    Limitation on Liability.    The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 6, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations to contribute pursuant to this Section 6 are several in proportion to their respective purchase obligations hereunder and not joint.

        (f)    Non-Exclusive Remedies.    The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

        7.    Termination.    This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the reasonable judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.

        8.    Defaulting Initial Purchaser.    (a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Offering

Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Offering Memorandum that effects any such changes. As used in this Agreement, the term "Initial Purchaser" includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 8, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

        (b)   If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser's pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

        (c)   If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 8 shall be without liability on the part of the Company or the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Section 9 hereof and except that the provisions of Section 6 hereof shall not terminate and shall remain in effect.

        (d)   Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

        9.    Payment of Expenses.    (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and each of the Guarantors jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company's and the Guarantors' counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the inclusion of the Securities on the PORTAL Market and the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any "road show" presentation to potential investors; and (x) all costs associated with the grant of the security interests to be obtained under the Indenture and the Collateral Documents including, without limitation, the preparation of each of the documents, agreements, certificates and filings referred to in Section 5(n) (including the reasonable expenses of counsel for the Initial Purchasers) and all recording and filing fees and stamp, documentary or similar taxes.

        (b)   If (i) this Agreement is terminated pursuant to Section 7, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company and each of the Guarantors jointly and severally agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

        10.    Persons Entitled to Benefit of Agreement.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 6 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

        11.    Survival.    The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantors or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantors or the Initial Purchasers.

        12.    Certain Defined Terms.    For purposes of this Agreement, (a) except where otherwise expressly provided, the term "affiliate" has the meaning set forth in Rule 405 under the Securities Act; (b) the term "business day" means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term "Exchange Act" means the Securities Exchange Act of 1934, as amended; and (d) the term "subsidiary" has the meaning set forth in Rule 405 under the Securities Act.

        13.    Miscellaneous.    (a) Authority of the Representative.    Any action by the Initial Purchasers hereunder may be taken by J.P. Morgan Securities Inc. on behalf of the Initial Purchasers, and any such action taken by J.P. Morgan Securities Inc. shall be binding upon the Initial Purchasers.(a)

        (b)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representative c/o J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017 (fax: 212-270-1063); Attention: James P. Casey. Notices to the Company and the Guarantors shall be given to them c/o Granite Broadcasting Corporation, 767 Third Avenue, 34th Floor, New York, New York (fax: 212-826-2858); Attention: Chief Financial Officer.

        (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        (d)    Counterparts.    This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

        (e)    Amendments or Waivers.    No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

        (f)    Headings.    The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

        If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,
GRANITE BROADCASTING CORPORATION
By	/s/ Ellen McClain
Title: Chief Financial Officer

CHANNEL 11 LICENSE, INC.
GRANITE RESPONSE TELEVISION, INC.
KBJR LICENSE, INC.
KBJR, INC.
KBWB LICENSE, INC.
KBWB, INC.
KSEE LICENSE, INC.
KSEE TELEVISION, INC.
QUEEN CITY BROADCASTING OF NEW YORK, INC.
WEEK-TV LICENSE, INC.
WKBW-TV LICENSE, INC.
WPTA-TV LICENSE, INC.
WPTA-TV, INC.
WTVH LICENSE, INC.
WXON LICENSE, INC.
WXON, INC.
By	/s/ Ellen McClain
Title: Vice President

WTVH, LLC
By:	Granite Broadcasting Corporation, the Sole Member of WTVH, LLC
By	/s/ Ellen McClain
Title: Chief Financial Officer

Accepted as of the date first written above.
J.P. MORGAN SECURITIES INC.
For itself and on behalf of the several Initial Purchasers listed in Schedule 1 hereto.
By	/s/ Daniel M. Hochstadt Authorized Signatory

Schedule 1

Initial Purchaser	Principal Amount	Gross Proceeds
J.P. Morgan Securities Inc.	$253,125,000	$250,041,937.50
Banc of America Securities LLC	75,937,500	75,012,581.25
Goldman, Sachs & Co.	75,937,500	75,012,581.25

Total	$405,000,000	$400,067,100.00